UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
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Jo-Ann Stores
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Dear Shareholders;

Jo-Ann Stores achieved record financial results in fiscal year 2010. We began the year with the objective of completing several operating initiatives that we believed we could control, in spite of the challenging economic environment.

Our team did an outstanding job of executing those “controllable” initiatives. We also exceeded our sales and gross margin plans for the year, while maintaining disciplined control over expenses, inventory, and capital spending. This combination of factors enabled us to deliver record earnings and generate significant free cash flow.

Our priority for excess cash has been to re-invest in our business through new stores, remodels, and technology to support our long-term growth plans. We also paid down the majority of our outstanding debt during the year, and significantly strengthened the cash position on our balance sheet.

As we move into fiscal year 2011, we expect to continue growing sales, expanding gross margin, and leveraging expenses, which we believe will increase our operating margin well above the company’s historical record of 5.8%. We will accomplish this by executing several new operating initiatives which support our overall strategic plan to Revitalize our Store Portfolio, Enhance our Marketing and Merchandising Programs, and Improve the Customer Shopping Experience in our stores.

We will be accelerating our store revitalization program and expect to increase the number of new store openings and remodel projects each year for the next five years. This plan will bring us to a total of 850 stores with 95% of our portfolio new or remodeled within the past 10 years, when we complete fiscal year 2015. Following an assessment of several thousand trade areas across the country, we believe there is a longer term opportunity to operate 1,000 Jo-Ann stores nationwide.

I appreciate the hard work and dedication of all Jo-Ann team members this past year. Customers are rewarding us for the improvements we have made in our stores, our marketing and merchandise programs, and our overall store shopping experience. We look forward to making further enhancements to strengthen our competitive position and deliver sustainable sales and operating margin improvements. I believe our company is poised for strong growth in fiscal year 2011 and beyond.

Sincerely,

Darrell Webb